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                                                                   EXHIBIT 23.3

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in this Registration Statement of Argyle Television, Inc. on Form S-4 of our report dated May 1, 1997, relating to the combined financial statements of the Hearst Broadcast Group of The Hearst Corporation for the years ended December 31, 1994, 1995 and 1996, appearing in the Prospectus, which is part of this Registration Statement and of our report dated May 1, 1997 relating to the financial statement schedule of the Hearst Broadcast Group of The Hearst Corporation appearing elsewhere in this Registration Statement.

  We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP

New York, New York
July 29, 1997